Exhibit 99.B(d)(2)(b)

SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
between
VICTORY VARIABLE INSURANCE FUNDS
and
VICTORY CAPITAL MANAGEMENT INC.

Dated July 29, 2016

	Name of Fund	Fee*	Last Approved	Must Be Approved By
1.	Victory High Yield VIP Series	0.60%	December 4, 2019	December 31, 2020
2.	Victory INCORE Investment Quality Bond VIP Series	0.50%	December 4, 2019	December 31, 2020
3.	Victory INCORE Low Duration Bond VIP Series	0.45%	December 4, 2019	December 31, 2020
4.	Victory Sophus Emerging Markets VIP Series	1.00%	December 4, 2019	December 31, 2020
5.	Victory RS International VIP Series	0.80%	December 4, 2019	December 31, 2020
6.	Victory RS Large Cap Alpha VIP Series	0.50%	December 4, 2019	December 31, 2020
7.	Victory RS Small Cap Growth Equity VIP Series	0.75%	December 4, 2019	December 31, 2020
8.	Victory S&P 500 Index VIP Series	0.25%	December 4, 2019	December 31, 2020

*  Expressed as a percentage of average daily net assets.  Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily or contractually waive any portion of the advisory fee from time to time.  In addition, the Adviser may from time to time undertake in writing to limit the Funds’ total expenses for a definite period of time.

Current as of December 4, 2019

VICTORY VARIABLE INSURANCE FUNDS

By:	/s/ Christopher K. Dyer
Name:	Christopher K. Dyer
Title:	President

Accepted:

VICTORY CAPITAL MANAGEMENT INC.

By:	/s/ Michael D. Policarpo II
Name:	Michael D. Policarpo II
Title:	President, Chief Financial Officer and Chief Administrative Officer